Exhibit 99.1

RESEARCH FRONTIERS’ SPD-SmartGlass TECHOLOGY LICENSED TO DAIMAY to produce SPD-smart automotive sun visors

Woodbury, New York and Redford, Michigan. August 3, 2020 – Glare is a major safety and comfort issue for drivers and passengers. Imagine driving down the road, turning into the sun, and having your sun visor automatically and instantly darken to block the glare. This product is currently being developed in Michigan by Daimay North America Automotive using patented SPD-Smart light-control film technology invented by Research Frontiers (Nasdaq: REFR) and licensed to Daimay. The visor uses a light sensor to automatically and dynamically adjust the sun visor to deal with changing light and glare conditions.

SPD-Smart light control film, invented and patented by Research Frontiers, is a key component in SPD-SmartGlass products. This film allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically at the touch of a button. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings.

Jay Wang, CEO of Daimay North America, noted: “Daimay is a leading supplier of automotive sunvisors. This product continues our tradition of providing our automotive OEM customers with the highest quality and most innovative and functional products in the industry. Research Frontiers’ SPD-SmartGlass had the best performance, and the best demonstrated reliability already proven countess times in the automotive industry. This product will allow our customers to make passengers more comfortable and safer.”

Joseph M. Harary, President and CEO of Research Frontiers, noted: “SPD-Smart sunvisors will allow drivers and passengers much-needed relief from dangerous glare. For added safety, the SPD-Smart sunvisor can instantly darken without requiring the driver to take his or her hands off of the steering wheel while driving. We are pleased to have been working with Daimay, which is the world’s leading automotive sun visor supplier.”

SPD-SmartGlass light-control technology offers instant and uniform control of the tint of windows that permits them with the touch of a button or automatically using a smartphone, tablet, smart speaker, smart home systems, or other control devices to change tint from dark (blocking over 99.5% of light and 95% of heat) to clear, or any level in between. This saves energy, creates privacy, and increases comfort and security.

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The markets for SPD-Smart film are already well-established. Research Frontiers has licensed over 40 chemical, film, and glass companies which are selling products for the automotive, aircraft, marine, train, museum and consumer electronics industries.

Research Frontiers patented SPD-SmartGlass technology is the same best-selling smart window technology that can be found on various car models from Daimler, McLaren Automotive, and other auto makers. The MAGIC SKY CONTROL feature, which is now in use on tens of thousands of Mercedes-Benz SLs, SLC/SLKs, Maybach and S-Class models around the world, and more recently on four announced McLaren models, uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in both clear and darkly tinted modes, helping keep the cabin cooler, and protecting passengers and interiors while also enhancing security inside the vehicle. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

Some of the other benefits of SPD-SmartGlass include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.

Shortly after its introduction into serial production in the automotive industry, SPD-SmartGlass has become standard equipment on many different aircraft, and is also used in residential and commercial architectural applications, in trains, yachts and other marine vehicles, in display applications, and to protect light-sensitive artwork and documents in major museums around the world.

About Daimay

Daimay North America Automotive, Inc. is headquartered in Redford, Michigan and is a subsidiary of Shanghai Daimay Automotive Interior Co., Ltd. Daimay is a publicly traded company on the Shanghai Stock Exchange which engages in the research and development, production, and sale of car components and auto parts. Its products include sun visors, steering wheels, headrests, overhead consoles, armrests, headliners, and rear vanity mirrors. The company is a Tier 1 supplier to the automotive industry and was founded on February 20, 2001. It is headquartered in Shanghai, China, and employs approximately 8,500 people with revenues of $4.8 billion.

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About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “MAGIC SKY CONTROL” and “Mercedes-Benz” are trademarks of Daimler AG.

For further information, please contact:

Jay Wang, CEO
Daimay Automotive North America
jay.wang@daimayus.com

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902

Info@SmartGlass.com

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